Exhibit 77O

Antero Midstream GP LP Underwriting Syndicate Members

Morgan Stanley & Co. LLC
Barclays Capital, Inc.
JPMorgan Securities LLC
BAIRD ROBERT W & CO INC /BROKER/
CITIGROUP GLOBAL MARKETS INC. /BROKER/
Goldman Sachs & Co.
Wells Fargo Securities LLC
Credit Suisse Securities (USA) LLC (Broker)
Scotia Capital (USA), Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.
Evercore Group LLC
Ravmond James & Associates, Inc.
D. A. Davidson & Co.
Jannev Montgomery Scott LLC
Ladenburg Thalmann & Co., Inc. (Broker)
MUFG Securities America, Inc.